Exhibit 99.2

Banc of California Announces Retirement of Chad

Brownstein from Board of Directors

IRVINE, Calif., (February 8, 2017) – Banc of California, Inc. (the “Company”) (NYSE: BANC) today announced that Chad Brownstein has decided to retire from his position as Director of the Company and its banking subsidiary, Banc of California, N.A.

Robert D. Sznewajs, Chairman of the Board, said, “Chad has been part of the Company since 2011 and I want to thank him for his years of service to the Company and his many contributions to its growth and success. He worked tirelessly to serve the broader interests of the communities we serve, in particular his efforts on behalf of the Company to improve financial literacy among at-risk youth in California have been a source of great pride to us.”

Mr. Brownstein said, “Banc of California has grown substantially by almost every measure in the last 5 years, and I am proud to have served the Company during this time. I am particularly grateful for the Company’s commitment to community which has set the standard for all of California’s institutions.”

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kris Cole, (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com

18500 Von Karman Ave. ● Suite 1100 ● Irvine, CA 92612 ● (949) 236-5250 ● www.bancofcal.com